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                                                                    EXHIBIT a(3)


                               ING VARIABLE FUNDS

                         (formerly, Aetna Variable Fund)

              Certificate Evidencing Establishment and Designation
          of Classes of Shares of Beneficial Interest, $1.00 Per Value
                               (this "Instrument")

         The undersigned, being a duly elected officer of ING Variable funds (formerly, Aetna Variable Fund) a Massachusetts business trust (the "Fund"), pursuant to Article 11.3(c) of the Amended and Restated Declaration of Trust of the Fund dated May 1, 2002 (the "Declaration of Trust"), certifies that:

         1. At a meeting of the Fund held on December 12, 2001 (the "Meeting"), the Trustees of the Fund (the "Trustees"), by vote of a majority of the Trustees, approved dividing the authorized and unissued shares of the Fund ("Shares") into the two classes designated below in paragraph 2 (each, a "Class," and collectively, the "Classes"), each Class to have the special and relative rights specified in this Instrument.

         2.       The Classes shall be designated as follows:

                                Class R Shares
                                Class S Shares

         3. At the Meeting, the Trustees, by vote of a majority of the Trustees, approved redesignating the previously authorized and issued Shares of the Fund that are outstanding at of the close of business on the date of the filing of this Instrument with the Secretary of the Commonwealth of Massachusetts as Class R Shares.

         4. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

         5.       Upon the effective date of this Instrument:

                  a. Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which such Shares (or Class of Shares) shall be entitled to vote.
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                           Shareholders of the Fund shall vote together on any
                           matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one Class, in which case only the Shareholders of such Class shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

                  b. Liabilities expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption, conversion and liquidation rights of, the Shares of different Classes. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Classes for all purposes.

         6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.

         7. The amendments to the Declaration of Trust set out in this Instrument were only adopted by the Trustees, by vote of a majority of the Trustees.

         Except as otherwise provided in this Instrument, the foregoing shall be effective upon the filing of this Instrument with the Secretary of The Commonwealth of Massachusetts.

                              /s/ Kimberly A. Anderson
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                              Kimberly A. Anderson
                              Vice President and Secretary of ING Variable Funds

Dated: April 29, 2003